Exhibit 4.1

                                   Law Offices
                                       of
                               MICHAEL L. CORRIGAN

                         7770 Regents Rd. Suite 113-401
TELEPHONE (858) 362-1440    San Diego, CA 92122-1967    FACSIMILE (858) 362-1441


April 27, 2004


Augrid Corporation
M.J. Shaheed
10777 Westheimer Rd., Suite 1040
Houston, TX 77042

                              Engagement Agreement

Dear Mr. Shaheed:

     The purpose of this letter is to confirm our association as special and limited counsel for Augrid Corp., a Nevada corporation (the "Client") in connection with the securities and other legal work to be performed by Michael
L. Corrigan (the "Attorney") on an ongoing basis for a period of one year as requested by you. Please pardon the formality of this letter but it is intended to set out the details of our relationship as required by the California Business and Professions Code section 6148 and is intended to fulfill the requirements of that section. The Attorney's services will not include, among other areas of law, (i) litigation of any kind, whether in court, in administrative hearings or before government agencies or arbitration tribunals,
(ii) any legal services relating to the raising of capital, including the preparation of securities registration statements, other securities offering documents or documents relating to stock promotions. I will assist in locating appropriate legal counsel and coordinate any litigation or capital raising matters, at your request. This letter agreement (the "Agreement") will set forth in writing, signed by the Attorney and the Client, my understanding and agreement regarding the scope of my representation. All agreements relating to fees and responsibilities are contained within the provisions of this Agreement.

     This Agreement will not take affect, and I will have no obligation to provide legal services, until you return a signed copy of this Agreement and pay the retainer, if any, called for in Paragraph 3 of this Agreement.

     1.     Scope  and  Duties  of  the  Attorney  and  the  Client.

     You have requested, and I have agreed, subject to the terms of this Agreement, to provide legal services in connection with such matters as you shall from time to time specifically refer to me for legal representation. I shall provide those legal services reasonably required to represent the Client, and shall take reasonable steps to keep the Client informed of the progress and to respond to the inquiries of the Client. The Client agrees to be truthful with me, cooperate with me, keep me informed of developments, abide by this Agreement, pay the bills on time, and keep me advised of its address and telephone number. My engagement will be strictly limited to those matters for which I am specifically asked to render services, and I do not undertake to, and shall have no responsibility for, advice with respect to matters I am not specifically asked to address. Nothing in this Agreement and nothing in the Attorney's statements to Client will be construed as a promise or guarantee about the outcome of Client's matter, including registration of the securities. The Attorney makes no such promises or guarantees. The Attorney's comments about the outcome of Client's matter are expressions of opinion(s) only.

     2.     Fees and Costs.


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     (a)     As  compensation  for  the services to be performed by the Attorney pursuant to this Agreement, the Client agrees to pay fees to the Attorney as provided in Exhibit A to this Agreement. The Client and the Attorney will agree on the scope and cost of the services as they are requested.

     (b) The Client agrees to pay the Attorney, in accordance with this subparagraph 2(b) and in addition to the fees designated in subparagraph 2(a) herein, all costs and expenses incurred in performing legal services in connection with the representation described in this Agreement. Such costs and expenses may include, without limitation, long distance telephone calls, messenger and other deliveries, postage, charges for computer research and outside assisted legal research, expenses such as parking, airfare, meals and hotel accommodations which shall be in addition to the hourly rates for photocopying and other reproduction charges, clerical staff overtime, word processing charges, charges for computer time, and other similar items. Except as may be listed on Exhibit A, all such items will be charged to the Client at the Attorney's cost. The charges for any items listed on the attached Exhibit A are subject to periodic change upon reasonable notice by the Attorney to the Client. The Client agrees to pay in advance all costs incurred in connection with the representation described herein, however, as a courtesy, the Attorney from time to time will advance some of these minor costs and the Client will be billed for such advances. The Attorney will attempt to obtain an estimate for any major expenses prior to incurring such an expense so that the Attorney may clear such major expense with the Client.

     3.     Retainer.

     The Client hereby agrees to deliver, upon execution of this Agreement, a retainer in the amount provided in Exhibit A to this Agreement. The shares of common stock delivered as retainer shall be deposited in the Attorney's account and shall remain in the account for so long as this Agreement shall remain in effect. Upon termination of this Agreement, as set forth below, the shares representing the retainer shall be returned to Client or, if mutually agreed, applied against any outstanding fees, costs or expenses. This Agreement shall not become effective until the Attorney has received such retainer.

     4.     Billings.

     The Attorney will send the Client an invoice for fees and costs incurred on a quarterly basis. Invoices shall be payable upon receipt. The Attorney's invoice shall clearly state the basis for a charge, including the amount, rate and basis for calculation (or other method of determination) of the Attorney's costs and expenses. The Attorney's invoices shall clearly show the application of any retainer amounts to the payment for the fees and costs incurred, as Ill as the remaining amount of any retainer deposited with the Attorney.

     5.     Termination of Services.

     The Client shall have the right at any time to terminate the Attorney's service upon written notice to the Attorney, and the Attorney shall immediately after receiving such notice cease to render additional services. Such determination shall not, however, relieve Client of the obligation to pay the fees due for services rendered and costs incurred prior to such termination subject to Exhibit A hereto. If the Client fails to meet any of its obligations under this Agreement, the Attorney shall have the right to terminate this Agreement, and the Client shall take all steps necessary to free the Attorney of any obligation to perform further, including, without limitation, the execution of any documents necessary to complete the Attorney's discharge or withdrawal. The right of the Attorney hereunder is in addition to those created by statute or recognized by Rules of Professional Conduct.

     In the event it becomes necessary for the Attorney to institute legal action to recover any amount due pursuant to the terms of this Agreement, the prevailing party in such action will be entitled to reasonable attorney fees and costs incurred in such action and enforcement of any judgment.

     6.     Conflicts  of  Interest.


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     The  parties  to  this  letter  agreement  acknowledge  that  there  may be conflicts of interest in having the Attorney represent any members of the Client. To the extent that certain agreements and arrangements may be made among various members of the Client, the Attorney may have conflicts of interest if it represented any such members. Therefore, the parties hereby acknowledge and agree that the Attorney represents only Augrid Corp. and does not represent any other party, person or entity. Furthermore, the Client hereby acknowledges that in connection with this engagement agreement, the Client is represented by independent legal counsel and that the Company has had the benefit of independent legal advice.

     7.     Miscellaneous.

     Please be advised that the Attorney does not maintain Errors and Omissions insurance or any other professional liability insurance.

     If you have any questions with regard to any matter set forth in this Agreement, or if you have some different understanding of any portion of this Agreement, please contact the undersigned immediately so that I can discuss those items and determine if I will be able to reach an agreement by which I will represent you.

     If the foregoing correctly sets forth understanding and agreement, please date, sign and return this Agreement in the return envelope, indicating that it meets with your approval. A copy of this Agreement is enclosed for your file. I appreciate the confidence you have expressed by asking me to represent you.

Sincerely,

MICHAEL L. CORRIGAN

/s/ Michael L. Corrigan
__________________________________
Michael L. Corrigan
Attorney at Law

THE UNDERSIGNED HAS READ THE FOREGOING LETTER, APPROVED IT, AND AGREES WITH ALL OF ITS TERMS AND CONDITIONS.

Dated:  May 25, 2004

                                     CLIENT

                                     Augrid Corporation


                                         /s/ M.J. Shaheed
                                     By: ______________________________
                                         M.J. Shaheed, CEO


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                                    EXHIBIT A

     1.     Retainer:    None.

     2.     Fees:        In  consideration  of the Attorney providing the Client
                         with professional services subsequent to the execution of this Agreement, within 5 days following the execution of this Agreement, Client agrees to register, via a Securities Act of 1933 S-8 Registration Statement
                         ("S-8"), twenty five million (25,000,000) shares of the Client's common stock.

                         Pay to the Attorney a total of twenty five million (25,000,000) non-restricted, freely tradable shares of the Client's common stock, due within 10 days following the execution of this Agreement.


     3.     Costs and Expenses Charged to Client above the Attorney's Cost:

            Photocopying             $0.20 per copy

            Facsimile (Outgoing)     $0.55 per page

            Other                    at Attorney's Cost


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